FULFILLMENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 28th day of June, 2000, by and among Cullen Funds Trust, (hereinafter referred to as the “Trust”), Cullen Capital Management LLC (hereinafter referred to as the “Adviser”), Quasar Distributors, LLC (hereinafter referred to as the “Distributor”) and Firstar Mutual Fund Services, LLC (hereinafter referred to as “FMFS”).

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Adviser served as investment adviser to the Trust, a registered investment company under the Investment Company Act of 1940, as amended, which is authorized to create separate series of funds;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and serves as principal distributor of Trust shares;

WHEREAS, FMFS provides fulfillment services to mutual funds;

WHEREAS, the Trust desires to retain FMFS to provide fulfillment services to all portfolios of the Trust (the “Fund”) and each additional series of the Trust listed on Exhibit A attached hereto, as it may be amended from time to time.

NOW, THEREFORE, the parties agree as follows:

1. Duties and responsibilities of FMFS

1.	Answer all prospective shareholder calls concerning the Fund.
2.	Send all available Fund material requested by the prospect within 24 hours from time of call.
3.	Receive and update all Fund fulfillment literature so that the most current information is sent and quoted.
4.	Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).
5.	Maintain and store Fund fulfillment inventory.
6.	Send periodic fulfillment reports to the Trust as agreed upon between the parties.

2. Duties and Responsibilities of the Trust

1.	Provide Fund fulfillment literature updates to FMFS as necessary.
2.	File with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the Fund requests FMFS send to prospective shareholders.
3.	Supply FMFS with sufficient inventory of fulfillment materials as requested from time to time from FMFS.
4.	Provide FMFS with any sundry information about the Fund in order to answer prospect questions.

3. Compensation

The Adviser or the Distributor (the Distributor only through the collection of sufficient distribution expenses from the Fund, if applicable) agrees to compensate FMFS for the services performed under this Agreement in accordance with the attached Exhibit A. All invoices shall be paid within ten days of receipt.

4. Proprietary and Confidential Information

FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

5. Indemnification

The Trust agrees to indemnify FMFS from any liability arising out of the distribution of fulfillment literature which has not been approved by the appropriate Federal and State Regulatory Agencies. FMFS agrees to indemnify the Trust from any liability arising from the improper use of fulfillment literature during the performance of duties and responsibilities identified in this agreement. FMFS will be liable for bad faith, negligence or willful misconduct on its part in its duties under this Agreement.

6. Termination

This Agreement may be terminated by either party upon 90 days written notice.

FMFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of a series of the Trust, nor from the Trustees or nay individual Trustee of the Trust.

7. No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

8. Data Necessary to Perform Services

The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

9. Notification of Error

The Trust will notify FMFS of any balancing or control error caused b FMFS the later of: within three (3) business days after receipt of any reports rendered by FMFS to the Trust; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

CULLEN FUNDS TRUST	FIRSTAR MUTUAL FUND SERVICES, LLC

By: /s/ Curtis J. Flanagan	By: /s/ Joseph Neuberger

Attest: /s/ James P. Cullen	Attest: /s/ (illegible)

QUASAR DISTRIBUTORS, LLC	CULLEN CAPITAL MANAGEMENT LLC

By: /s/ James Schoenike	By: /s/ James P. Cullen

Attest: /s/ (illegible)	Attest: /s/ Curtis J. Flanagan

Literature Fulfillment Services
Annual Fee Schedule
Exhibit A

Separate Series of Cullen Funds Trust

Name of Series	Date Added
Cullen Value Fund	7/1/00
Cullen High Dividend Equity Fund	8/1/03
Cullen International High Dividend Fund	12/15/05

CULLEN FUNDS TRUST

AMENDMENT TO THE FULFILLMENT SERVICING AGREEMENT

THIS AMENDMENT dated as of January 1, 2002 to the Fulfillment Servicing Agreement dated as of June 28, 2000, by and between Cullen Funds Trust, a Delaware business trust, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, shall be as follows:

Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

CULLEN FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James P. Cullen	By: /s/ Dana L. Armour

CULLEN FUNDS TRUST

AMENDMENT TO THE FULFILLMENT SERVICING AGREEMENT

THIS AMENDMENT dated as of May 9, 2002 to the Fulfillment Servicing Agreement, as amended, dated as of June 28, 200, by and between Cullen Funds Trust, a Delaware business trust, and U.S. Bancorp Fund Services, LLC (formerly Firstar Mutual Fund Services, LLC), a Wisconsin limited liability company shall be as follows:

Paragraph 6 Proprietary and Confidential Information shall be amended and replaced in its entirety as follows:

6. Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, expect after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust’s shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

CULLEN FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James P. Cullen	By: /s/ Dana L. Armour